EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333‑151116, No. 33-61373, No. 333-56831, No. 333-06119, No. 333-34988, No. 333-51478, and No. 333-115836 on Form S-8 of our report dated April 1, 2014, relating to the consolidated financial statements of Ross Stores, Inc. and subsidiaries (the “Company”), and effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 1, 2014.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
April 1, 2014